UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2013

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American Jianye Greentech Holdings Ltd.

(Exact name of Company as specified in its charter)

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Nevada	000-53737	30-0679981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136-20 38th Ave. Unit 3G, Flushing, NY 11354

(Address of principal executive offices) (Zip Code)

718-395-8706

Company’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 31, 2013, we entered into an agreement with Jianye Wang, a director, pursuant to which we transferred to Mr. Wang all of our equity interest in Heilongjian New Jianye and it’s branches, Liaoning Greentech Co., Ltd. companies organized under the laws of the People Republic of China and Hong Kong Jianye Greentech. Company organized under the laws of Hong Kong in exchange for the cancellation by Mr. Wang of debt from us to him in the amount of $240,000. This transfer resulted from a decision that it is not in our best interest to continue to be engaged in the China cleanfuel business as a result of our decreasing revenue, continued losses and inability to raise capital for our business. The transfer was approved by our board of directors and stockholders. Stockholder approval was given by the written consent dated Oct. 31, 2013 of Haipeng Wang and Jianye Wang, who, together, hold approximately 61.55% of our outstanding common stock.

As a result of the transactions described under Item 5.01, we plan to focus on providing greentech products outside of China. Even though the company has disposed China branches, the company's new management will continue to expand the current green energy and technology business in the United States and globally, at the same time to explore many other green and renewable energy such as solar, wind power, sea power by signing licensing agreement or joint venture with other research institutes.

The new management is in negotiation with an established solar company to co-develop solar farm project in US, solar energy is by using Photovoltaic generating means to use the photovoltaic effect in the semiconducting material of Solar cells to straightly transfer the radiation to energy. Solar cell, the key-point, will form a large area of solar component after series connected and to collocate with power controller and inverter, finally, the photovoltaic power system formed.。

By looking into the huge potential of the biomass to renewable energy, the new management is also in negotiation other US firms to co-develop biomass project in US, Biomass energy means to store solar energy in the biomass by the form of chemical energy. It could straightly or indirectly comes from photosynthesis of green plants, and could transfer into normal solid-state, liquid-state and gaseous state fuel. Biomass power is renewable energy that inexhaustible, and also the only one kind Carbon source could relive. According to the different resources, the available biomass could be divided into 5 kinds of resources: forest resources, agricultural resources, sewage and industrial organic wastewater, urban solid waste, and animal wastes. The most promising one is generated by the main fuel of straw. The calorific value of straw is equal to half of the Standard Calomel Electrode, and the average sulfur only 3/8%. So, the CO2 emission in the process during generating and will reach the carbon neutral with th3 CO2 inhalation during biomass renewing. That results in zero discharge that could mitigate the global warming problems, and is the potential key-point to solve it.

On November 1, 2013, Chu Li An and the Company entered into a loan agreement pursuant to which Ms. Chu agreed to lend us $100,000 initially with future loan amount up to $1,000,000, for which we would issue our 6% demand promissory note in the principal amount of $100,000. The $100,000 is scheduled to be advanced not later than November 30, 2013.

Item 5.01	Changes in Control of Registrant

Pursuant to agreements dated October 31, 2013 between the Chu Li An and each of Haipeng Wang and Jianye Wang, on October 31, 2013, the Chu Li An acquired, for nominal consideration, 8,000,000 shares of common stock from Mr. Jianye Wang and 12,778,399 shares of common stock from Mr. Heipeng Wang.

As a result of the transfer of shares to the Chu Li An, the Chu Li An acquired 20,778,399 shares of common stock, constituting 61.55% of the outstanding common stock. Chu Li An has the right to vote and dispose of the shares owned by the Chu Li An.

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 31, 2013, the board of directors elected Chu Li An as a director.

On October 31, 2013, Haipeng Wang, our Chaiman and a director, and Jianye Wang, a director, resigned as directors. Their resignations did not result from any dispute with the Company.

Item 5.07	Submission of Matters to a Vote of Security Holders

Stockholder approval for the transfer of stock in Heilongjian New Jianye and it’s branches, Liaoning Greentech Co., Ltd. and Hong Kong Jianye Greentech was given by the written consent dated October 31, 2013 of Mr. Heipeng Wang and Mr. Jianye Wang who, together, held 61.55% of our outstanding common stock.

Item 9.01	Financial Statements and Exhibits.

Exhibits

99.1	Agreement dated October 31, 2013, between the Chu Li An and Jianye Wang
99.2	Agreement dated October 31, 2013, between the Chu Li An and Haipeng Wang
99.3	Agreement dated October 31, 2013, between the Company and Jianye Wang
99.4	Loan Agreement dated November 1, 2013, between the Company and the Chu Li An
99.5	Note from the Company to Chu Li An

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN JIANYE GREENTECH HOLDINGS LTD.

Date: November 4, 2013	By:	/s/ Chu Li An
Chu Li An Chief Executive Officer